Exhibit 99.1

At Home Group Inc. Provides Update Ahead of ICR and Wolfe Research Events

January 8, 2021

●	Expects Q4 comparable store sales of approximately 23% to 24%, up from prior outlook of mid-to-high teens
●	Total liquidity improves to $456 million at the end of its fiscal month of December, up $96 million from Q3

PLANO, Texas – (BUSINESS WIRE) – At Home Group Inc. (NYSE: HOME), the home décor superstore, today provided an update on comparable store sales for the fourth quarter ending January 30, 2021 as well as current liquidity.

Lee Bird, Chairman and Chief Executive Officer, stated: "Fourth quarter comps for both our everyday and seasonal assortments are playing out ahead of our expectations, and our balance sheet remains in great shape. We are excited about the continued strong momentum in our business and our inventory position as we head into fiscal 2022.”

Fourth Quarter Fiscal 2021 Update

●	The Company expects Q4 comparable store sales of approximately 23% to 24% compared to prior expectation of a mid-to-high teens increase.
●	As of the end of its fiscal month of December, the Company had total liquidity of $456 million, including $162 million in cash and $294 million in borrowings available under its credit facility. As previously reported, total liquidity as of the end of the third quarter of fiscal 2021 was $360 million, including $34 million in cash and $326 million in borrowings available.

Participation in Upcoming Conferences

●	Mr. Bird and Chief Financial Officer Jeff Knudson will participate in a fireside chat at the Wolfe Research Hardlines/Broadlines Access Day today, January 8, 2021, at 1:50 p.m. Eastern Time.
●	Mr. Bird and Mr. Knudson will also participate in a fireside chat at the ICR Conference 2021 on January 11, 2021 at 8:30 a.m. Eastern Time. Additionally, Mr. Bird will participate in a “No Place Like Home” panel on January 12, 2021 at 12:30 p.m. Eastern Time.
●	Webcasts of both the ICR fireside chat and panel will be accessible live and for replay under News & Events at investor.athome.com.

Forward-Looking Statements

This release contains forward-looking statements made pursuant to and within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can generally identify forward-looking statements by our use of forward-looking terminology such as "anticipate", "are confident", "assume", "believe", "continue", "could", “emerge”, "estimate", "expect", "intend", “look ahead”, "look forward", "may", "might", "on track", "outlook", "plan", "potential", "predict", "reaffirm", "seek", "should", "trend", or “will”, or the negative thereof or comparable terminology regarding future events or conditions. In particular, forward-looking statements in this release include, without limitation, statements about our assumptions, goals, outlook, estimates, strategies and plans regarding future financial and operating performance, cash flows, liquidity, financial condition, inventory, existing or future markets in which we operate, new store openings and growth rates, market share, competition, capital expenditures, customer and macroeconomic trends, and the impact of the COVID-19 pandemic.

Such forward-looking statements are based on our current beliefs and expectations, which we believe are reasonable. However, forward-looking statements are subject to significant known and unknown risks and uncertainties that may cause actual results, performance or achievements in future periods to differ materially from those assumed, projected or contemplated in the forward-looking statements, including, but not limited to, the following factors:  the ongoing global COVID-19 pandemic and related challenges, risks and uncertainties, including historical and potential future measures taken by governmental and regulatory authorities (such as requiring store closures), which have significantly disrupted our business, employees, customers and global supply chain, and for a period of time, adversely impacted our financial condition (including resulting in goodwill impairment) and financial performance, and which disruption and adverse impacts may continue in the future; the recent and ongoing direct and indirect adverse impacts of the global COVID-19 pandemic to the global economy and retail industry; the eventual timing and duration of economic stabilization and recovery from the COVID-19 pandemic, which depends largely on future developments; our substantial indebtedness and limitations on future sources of liquidity, including debt covenant compliance; general economic conditions in the Unites States and globally, including consumer confidence and spending, and any changes to current favorable macroeconomic trends of nesting and de-urbanization; our ability to implement our growth strategy of opening new stores, which was suspended for part of fiscal 2021 and will be limited in the near term; our ability to effectively obtain, manage and allocate inventory, and satisfy changing consumer preferences; the loss or disruption to operating our distribution network; reliance on third-party vendors for a significant portion of our merchandise, including many international vendors that have been, and may continue to be, impacted by international trade regulations (including tariffs); natural disasters and other adverse impacts on regions in the United States where we have significant operations; our success in obtaining favorable lease terms and of our sale-leaseback strategy; significant competition in the home décor industry, including increasing e-commerce; the implementation and execution of our At Home 2.0 and omnichannel strategies and related investments; our reliance on the continuing growth and utility of our loyalty program; risks related to the loss or disruption of our information systems and data and our ability to prevent or mitigate breaches of our information security and the compromise of sensitive and confidential data; our ability to comply with privacy and other laws and regulations, including those associated with entering new markets; and our ability to attract, develop and retain talent.

Additional information about these and other factors that may cause actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements may be found in “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended January 25, 2020, and subsequent reports we file with the Securities and Exchange Commission, including our Quarterly Reports on Form 10-Q. You are cautioned not to place undue reliance on the forward-looking statements included herein, which speak only as of the date hereof or the date otherwise specified herein. Except as required by law, we do not undertake any obligation to update or revise any forward-looking statements for any reason, whether as a result of new information, future events or otherwise.

About At Home Group Inc.

At Home (NYSE:HOME), the home decor superstore, offers more than 50,000 on-trend home products to fit any budget or style, from furniture, mirrors, rugs, art and housewares to tabletop, patio and seasonal decor. At Home is headquartered in Plano, Texas, and currently operates 219 stores in 40 states. For more information, please visit us online at investor.athome.com.

Investor Relations:

Arvind Bhatia, CFA / 972.265.1299 / ABhatia@AtHome.com

Bethany Johns / 972.265.1326 / BPerkins@AtHome.com

Media:
Carey Marin / 214.914.1157 / MediaRelations@AtHome.com

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